October 4, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Form 8-K/A of Ferrellgas Partners, L.P., Ferrellgas Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. dated October 4, 2012 and have the following comments:

1.	We agree with the statements made in Item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).

Yours truly,

/s/ Deloitte & Touche LLP
Kansas City, Missouri